EXHIBIT 99.1

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES

NEW DIRECTOR AND MANAGEMENT ROLES

▪	Tallent elected chairman and chief executive officer
▪	Nelson becomes lead director
▪	Harton elected to the board and named president and chief operating officer

BLAIRSVILLE, GA – February 10, 2015 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”) today announced that, consistent with the company’s long-term growth plans, the board of directors has enhanced the capabilities, strength and expertise of the board and executive leadership. Specifically, the board has elected:

-	Jimmy Tallent, United’s chief executive officer, as chairman and chief executive officer;
-	W.C. Nelson to the new position of lead director ; and,
-	Lynn Harton, United’s chief operating officer, as a director and promoted him to president and chief operating officer.

Mr. Nelson, who has served on the United board since its formation in 1988, has been chairman since 2012. “United is well positioned to build inherent value and realize attractive long-term growth potential,” Nelson said. “These enhancements help assure that our shareholders’ interests are well served by a board and executive leadership with deep experience in our organization, our strategy and our markets. We are pleased to have the continued leadership of Jimmy Tallent, and I look forward to working with him and the board as lead director.”

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Tallent, who has 31 years of experience at United and 40 years in banking, said, “W.C.’s deep knowledge and experience make him uniquely qualified to serve as lead director. We are also fortunate to have Lynn Harton, a proven and highly-respected banking executive, join our board and become United’s president. Lynn is helping us build a sound strategy to grow the business and franchise value. His assumption of the president role further deepens the expertise of our executive leadership.”

Harton, who joined United in 2012, has over 30 years of banking experience. He was consultant and special assistant to the chief executive officer, and executive vice president of commercial banking, at TD Bank Financial Group in Greenville, S.C. Prior to that, he was president and chief executive officer of The South Financial Group, also in Greenville.

About United Community Banks, Inc.

United Community Banks, Inc. is a bank holding company based in Blairsville, Georgia, with $7.6 billion in assets. The company's banking subsidiary, United Community Bank, is one of the Southeast's largest full-service banks, operating 103 offices in Georgia, North Carolina, South Carolina and Tennessee. The bank specializes in personalized community banking services for individuals, small businesses and corporations. A full range of consumer and commercial banking services includes mortgage, advisory, treasury management and other products. In 2014, United Community Bank was ranked first in customer satisfaction in the southeast by J.D. Power and in 2015 was ranked fourteen on the Forbes list of America’s Best Banks. Additional information about the company and the bank’s full range of products and services can be found at www.ucbi.com.

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